Exhibit 99.1

NEWS RELEASE

Parsley Energy Appoints Karen Hughes to its Board of Directors

AUSTIN, Texas, August 3, 2017 – Parsley Energy, Inc. (NYSE: PE) (“Parsley” or the “Company”) today announced that Karen Hughes has been appointed to the Company’s Board of Directors (the “Board”), effective August 1, 2017.

Ms. Hughes has more than 35 years of public policy, communications, and political experience, and is the Worldwide Vice Chair of Burson-Marsteller, a leading global public relations and communications firm, which she joined in 2008. During her time with Burson-Marsteller, Ms. Hughes has provided strategic communications counsel to a wide range of clients across a variety of industries. Previously, she served as Counselor to the President for President George W. Bush from 2001 to 2002. In this role she acted as strategic advisor to the President on policy and communications and led the White House Offices of Communications, Media Affairs, Speechwriting, and Press Secretary. She also served as Under-Secretary of State for Public Diplomacy and Public Affairs, in which capacity she led the U.S. government’s efforts to communicate America’s values abroad.

“We are excited for Karen Hughes to join Parsley’s Board and look forward to her contributions,” said Bryan Sheffield, Parsley’s Chairman and Chief Executive Officer. “The Company and our stockholders will benefit greatly from her unique perspective, experience, and counsel.”

Ms. Hughes received a Bachelor of Arts in English and a Bachelor of Fine Arts in Journalism from Southern Methodist University. She serves on the Board of Directors for the National Football Foundation and Manos de Cristo, a non-profit organization that provides dental, educational, and emergency basic needs services to low income residents in Austin. She is a member of the Council on Foreign Relations and the U.S. Afghan Women’s Council, an organization created to foster ties between the women of America and Afghanistan. Ms. Hughes also serves on the Women’s Initiative Policy Advisory Council at the Bush Institute in Dallas. She is the author of Ten Minutes from Normal, a book about working for President Bush and her decision to leave the White House to return with her family to Texas in 2002.

About Parsley Energy, Inc.

Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and natural gas reserves in the Permian Basin in West Texas. For more information, visit our website at www.parsleyenergy.com.

Contact Information:

Brad Smith, Ph.D., CFA

Parsley Energy, Inc.

Senior Vice President, Corporate Strategy and Investor Relations

ir@parsleyenergy.com

(512) 505-5199

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